Exhibit 10.1

In accordance with Item 601(b)(10) of Regulation S-K, certain portions of this exhibit have been omitted because the information (i) is not material and (ii) would likely cause competitive harm to Nuvation Bio if publicly disclosed. The omissions have been indicated by “[**Redacted**]”.

COLLABORATION AND LICENSE AGREEMENT

BETWEEN

ANHEART THERAPEUTICS (HANGZHOU) CO., LTD.

葆元生物医药科技（杭州）有限公司

AND

INNOVENT BIOLOGICS (SUZHOU) CO. LTD.,

(信达生物制药（苏州）有限公司)

May 31, 2021

Execution Version

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (this “Agreement”), dated May 31, 2021 (the “Effective Date”), is entered into by and between: AnHeart Therapeutics (Hangzhou) Co., Ltd.(葆元生物医药科技（杭州）有限公司), a Chinese corporation having an office and place of business at Room 423, Building No. 1, Heda Pharma Town, No. 291 Fucheng Road, Xiasha, Qiantangxin District, Hangzhou, Zhejiang 310018 China (“AnHeart”); and Innovent Biologics (Suzhou) Co. Ltd., (信达生物制药（苏州）有限公司) a Chinese corporation having an office and place of business at 168 Dongping Street, Suzhou Industrial Park, Suzhou Jiangsu 215123, China (“Innovent”). AnHeart and Innovent are each referred to herein by name, individually as a “Party”, or collectively as the “Parties”.

RECITALS:

1. AnHeart controls Patents (hereinafter defined) and Know-how (hereinafter defined) in existence as of the Effective Date relating to the Licensed Compound (hereinafter defined), to which AnHeart exclusively in-licensed the rights in the Territory from AnHeart Therapeutics Inc. (“AnHeart US”), which is a wholly-owned subsidiary of AnHeart, pursuant to the Technology Sublicense Agreement between AnHeart US and AnBio Biopharmaceuticals (Hangzhou) Co. Ltd. (then English name of AnHeart Therapeutics (Hangzhou) Co., Ltd., both refer to 葆元生物医药科技（杭州）有限公司) dated January 14, 2019 (“Technology License Agreement”)AnHeart US exclusively in-licensed the global rights from Daiichi Sankyo Company Ltd. (“DS” or “Daiichi Sankyo”) pursuant to a license agreement between AnHeart Inc. and DS dated December 7, 2018, as amended (the “DS License Agreement”);

2. Innovent desires to commercialize products containing the Licensed Compound for therapeutic uses in humans for cancer treatment in the Territory; and

3. AnHeart desires to grant to Innovent, and Innovent desires to obtain from AnHeart, an exclusive sublicense to commercialize the Licensed Compound in the Territory on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements and covenants set forth herein, the Parties agree as follows:

1. Definitions.

As used in this Agreement, each capitalized term used herein shall have the meaning set forth below unless context clearly and unambiguously dictates otherwise.

1.1. “Affiliate” means, with respect to a legal person or entity, any other legal person or entity that controls, is controlled by or is under common control with such legal person or entity, for so long as such control exists. For purposes of this definition only, “control” shall mean: (a) beneficial ownership (direct or indirect) of more than fifty percent (50%) of the shares of the person entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, in the election of the corresponding managing authority); or (b) the de facto ability to control or direct the management of such person or entity.

1.2. “Applicable Law” means any law, statute, ordinance, code, rule or regulation that has been enacted by a government authority (including, without limitation, any Regulatory Authority) and is in force as of the Effective Date or comes into force during the Agreement Term, in each case to the extent that the same is applicable to the performance by the Parties of their respective obligations under this Agreement.

Execution Version

1.3. “AnHeart Technology” means the AnHeart Patents and AnHeart Know-how.

1.3.1. “AnHeart Know-how” means Know-how related to the Licensed Compound that is owned or Controlled by AnHeart as of the Effective Date or later developed solely by AnHeart during the Term.

1.3.2. “AnHeart Patents” means Patents owned or Controlled by AnHeart as of the Effective Date or later developed solely by AnHeart during the Term with a Valid Claim Covering the Licensed Compound or a Product, or that are otherwise reasonably necessary or useful for researching, developing, manufacturing, using, selling, offering for sale, or importing the Licensed Compound or a Product, or that would otherwise Cover manufacturing, using, selling, offering for sale, or importing a Product. The AnHeart Patent as of the Effective Date in the Territory is set forth in Exhibit A.

1.4. “Anti-bribery Requirement” means any applicable: 1) the People’s Republic of China (“PRC”), and 2) foreign anti-bribery and anti-corruption laws, regulations, rules and/or punishment.

1.5. “Business Day” means any day other than a Saturday, a Sunday, or a day on which commercial banks located in the United States, China or Japan are authorized or required by law to remain closed.

1.6. “Calendar Quarter” means each period of three (3) consecutive calendar months, ending March 31, June 30, September 30, and December 31.

1.7. “Calendar Year” means the period of time beginning on January 1 and ending December 31, except for the first year which shall begin on the Effective Date and end on December 31 of the Calendar Year in which the Effective Date is encompassed and the last year of the shall begin on January 1 of the last Calendar Year of the Agreement Term and end on the effective date of the expiration or termination of this Agreement.

1.8. “Change of Control” means, with respect to a Party: (a) the acquisition by one or more Third Party(ies) of beneficial ownership of more than fifty percent (50%) of the then outstanding common shares or voting power of such Party, other than acquisitions by employees under benefit plan(s) sponsored or maintained by such Party; (b) the consummation of a business combination involving such Party, unless, following such business combination, the stockholders of such Party immediately prior to such business combination beneficially own directly or indirectly more than fifty percent (50%) of the then outstanding common shares or voting power of the entity resulting from such business combination; or (c) the sale of all or substantially all of such Party’s assets or business relating to the subject matter of this Agreement.

1.9. “Clinical POC” means the clinical proof of concept of a compound through a clinical trial which is reasonably designed to provide at least some initial evidence of efficacy of the relevant compound in a small number of patients and results in some clinical data, according to which a sponsor would reasonably decide to continue the Development of the compound in an enlarged or a separate clinical trial.

1.10. “COGS” means the aggregate direct and indirect costs attributable to the production of the Product(s) by AnHeart and/or its Affiliates under this Agreement, including without limitation transportation costs and transportation insurance regarding the delivery of the Product(s) from contract development and manufacture organizations (CDMO) to AnHeart (if applicable), cost for quality management, service fees paid to CDMO and cost of the raw materials. COGS will be updated by [**Redacted**] following the [**Redacted**]. For the avoidance of doubt, the [**Redacted**].

Execution Version

1.11. “Combination Product(s)” means any pharmaceutical product which (a) as a single formulation, comprises the Product and one or more additional active pharmaceutical or biologic ingredients approved by a Regulatory Authority for and suitable for sale as a distinct product, or (b) in a single package or container and intended for coordinated use and sold for a single price, comprises the Product and one or more additional active pharmaceutical or biologic ingredients approved by a Regulatory Authority.

1.12. “Commercially Reasonable Efforts” means, with respect to particular objectives or tasks of a Party under this Agreement, that level of efforts and resources required to carry out such particular objectives or tasks in an active and sustained manner, consistent with the general practice followed by such Party (which in any event shall not be less than the efforts used by a reasonable international biopharmaceutical company or a pharmaceutical company, in each case, that is of comparable size and has comparable resources to such Party) in the exercise of its reasonable business discretion relating to other pharmaceutical products owned by it, or to which it has exclusive rights, which are of similar market potential and at a similar stage in their development or product life, [**Redacted**]. For clarity, Commercially Reasonable Efforts requires, at a minimum in relation to a task or objective of a Party under this Agreement, that such Party: [**Redacted**].

1.13. “Commercialization” or “Commercialize” means any activities associated with using, marketing, promotion, distributing, offering for sale or selling and importing products following or in expectation of receipt of Marketing Approval of Product(s) and shall include activities required to fulfill ongoing regulatory obligations.

1.14. “Competing Molecules” means drug candidates other than Licensed Compound which: [**Redacted**].

1.15. “Confidential Information” has the meaning provided in Section 7.1.

1.16. “Control”, when used in reference to intellectual property, means possession of the ability (whether by license or ownership, or an Affiliate having possession by license or ownership) to grant a license or sublicense, of or within the scope set forth in this Agreement, without violating the terms of any written agreement with any Third Party.

1.17. “Cover”, “Covering” or “Covered” means, with respect to a Patent, that, but for ownership by or a license granted to a Party under a Valid Claim included in such Patent, the practice by such Party of an invention claimed in such Patent would infringe such Valid Claim (or in the case of a Patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent).

1.18. “CRO” means a contract research organization, which is a company that provides support to the pharmaceutical, biotechnology, and medical device industries in the form of research services outsourced on a contract basis.

1.19. “Development” or “Develop” means non-clinical, clinical and regulatory activities with respect to the Licensed Compound or the Product(s) (including investigator-initiated trial (“IIT”)) and the submission of filings with applicable Regulatory Authorities to seek Marketing Approval), including undertaking any clinical studies necessary to establish reimbursement and including clinical trials conducted after Marketing Approval in order to (a) maintain the existing Marketing Approvals; or (b) convert conditional approvals into unconditional or full approvals where necessary.

Execution Version

1.20. “DMF” means a Drug Master File as more fully defined in 21 C.F.R. §314.420 in the United States or similar documents filed with a Regulatory Authority in another jurisdiction.

1.21. “Field” means all human therapeutic uses of the Licensed Compound that derives therapeutic effect from ROS proto-oncogene 1 (ROS1), the neurotrophic receptor tyrosine kinase (NTRK), and/or [**Redacted**] pathways for the diagnosis, prevention, or treatment of any indication.

1.22. “First Commercial Sale” means the date on which the Product is first shipped by Innovent, or its Affiliate to Third Parties for commercial sale in the Territory after all required Marketing Approvals have been granted, or such sale is otherwise permitted, by the Regulatory Authority in the Territory, excluding (a) any sale to an Affiliate or sublicensee of Innovent, unless such Affiliate or sublicensee is the last Person in the distribution chain of the Product; or (b) any use of such Product in clinical trials or non-clinical development activities with respect to such Product by or on behalf of a Party, or disposal or transfer of such Product for a bona fide charitable purpose, compassionate use, or samples if no monetary consideration is received for such use or transfer.

1.23. “Governmental Authority” means any agency, department, authority, body, institution or other instrumentality of any national, state, country, city or other political subdivision.

1.24. “IND” means, in the United States, an effective Notice of a Claimed Investigational New Drug Application filed with the FDA as more fully defined in 21 C.F.R. §312.3, and, with respect to every other region in the Territory, the equivalent application (i.e., a filing that must be made prior to commencing clinical testing of Product in humans) for such country, filed with the applicable Regulatory Authority in such region.

1.25. “Invention” means any new or useful process, machine, manufacture, or composition of matter relating to or comprising the Licensed Compound or a Product, and any improvement, enhancement, modification, or derivative work to any AnHeart Technology, that is conceived or first reduced to practice or first demonstrated to have utility during the Term in connection with the Parties’ activities to develop, manufacture and commercialize the Licensed Compound and Product(s) worldwide.

1.26. “Joint Technology” means the Joint Patents and Joint Know-how.

1.26.1. “Joint Know-how” means Know-how, including any Invention, that is related to the Licensed Compound and conceived of discovered, developed, made and/or reduced to practice jointly by or on behalf of employees, agents, or consultants of Innovent or its Affiliates, on the one hand, and employees, agents, or consultants of AnHeart, its Affiliates, or its Sublicensees, on the other hand.

1.26.2. “Joint Patents” means Patents with a Valid Claim Covering an Invention that is related to the Licensed Compound or a Product, or that is otherwise reasonably necessary or useful for researching, developing, manufacturing, using, selling, offering for sale, or importing the Licensed Compound or a Product, or that would otherwise Cover manufacturing, using, selling, offering for sale, or importing a Product, that is conceived of discovered, developed, made and/or reduced to practice jointly by or on behalf of employees, agents, or consultants of Innovent or its Affiliates, on the one hand, and employees, agents, or consultants of AnHeart, its Affiliates, or its Sublicensees, on the other hand.

1.27. “Know-how” means a Party’s confidential and/or proprietary technical or business information, including without limitations (a) any proprietary scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, safety information, practices, methods, techniques, specifications, instructions, processes, formulations, formulae, methods, protocols, expertise, knowledge, know-how, inventions, discoveries, improvements, trade secrets, skill, experience, test data including pharmacological, pharmaceutical, physical, medicinal

Execution Version

chemistry, biological, chemical, biochemical, toxicological and clinical test data (including patient report forms, preliminary and final investigators’ reports, statistical analyses, expert opinions and reports, safety and other electronic databases, Regulatory Filings and communications, and the like), analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information and descriptions, results and data and (b) any proprietary biological, chemical or physical materials, regardless that exists as of the Effective Date or is discovered, developed or acquired during the Term, and whether patentable or unpatentable. Know-How does not include any Patents.

1.28. “Licensed Compound” means the compound claimed in the AnHeart Patent set forth in Exhibit A, which is identified by the internal AnHeart compound code AB-106 or INN name taletrectinib with the molecular structure set forth in Exhibit A, and any salts, hydrates, solvates, esters, and stereoisomers of such Licensed Compound.

1.29. “MAH” means the holder of a Marketing Approval.

1.30. “Marketing Approval” means, with respect to a Product, all approvals, licenses, registrations, or authorizations of any Regulatory Authority, necessary for the manufacturing, use, storage, import, transport, and sale of such Product in the Territory, but excluding pricing or reimbursement approval where governmental approval is required for pricing, or for the Product to be reimbursed by national health insurance.

1.31. “NDA” means a New Drug Application with the regulatory authority, filed with the Regulatory Authority in the Territory.

1.32. “Net Sales” means the gross amounts invoiced for Product sold by Innovent or its Affiliates (each a “Selling Party”) in finished product form, packaged and labeled for sale in arm’s length transactions to Third Parties, less the following deductions from such gross amounts: (a) normal and customary trade, cash and other discounts and allowances actually allowed by the Selling Party and taken by the customer; (b) credits, price adjustments or allowances actually granted to the customer for damaged goods, returns or rejections of a Product; (c) sales taxes or similar taxes, including duties or other governmental charges imposed on the sale of a Product (including value added taxes or other governmental charges, but excluding any income taxes), to the extent the Selling Party is not otherwise entitled to a credit or a refund for such taxes, duties or payments made; (d) chargeback payments, rebates, fees, and other adjustments, including those granted on price adjustments, billing errors, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health insurance carriers or other institutions, including those paid in connection with such sales to any governmental entity; and (e) any invoiced freight, shipping, insurance and other transportation charges. Net Sales does not include samples or Product for compassionate use; for the avoidance of doubt, the Product for compassionate use shall include Products donated under any PAP. Net Sales, as set forth in this definition, will be calculated by applying the Selling Party’s standard accounting practices, in accordance with PRC Generally Accepted Accounting Principles or International Financial Reporting Standards, or other standards duly adopted and used by the Selling Party, as consistently applied in its respective audited financial statements. In the event that the Product is sold as part of a Combination Product, the Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product by the fraction, A / (A+B) where A is the weighted average sale price of the Product when sold separately in finished form, and B is the weighted average sale price of the other active pharmaceutical or biologic ingredient(s) sold separately in finished form. In the event that the weighted average sale price of either the Product or the other active pharmaceutical or biologic ingredient(s) in the Combination Product cannot be determined, the Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by the Parties through negotiation in good faith.

Execution Version

1.32.1. Sales between Innovent and its Affiliates shall be excluded from the computation of Net Sales if such sales are not intended for end use, but Net Sales will include the subsequent final sales to Third Parties by Innovent or its Affiliates.

1.32.2. If Innovent, or its Affiliate sells or transfers units of a Product in conjunction with any other product, and in so doing sells or transfers such units for an amount less than the sum of the weighted average selling price for such units of such Product sold separately, for the purposes of determining Net Sales from such sales or transfers, Net Sales shall be based upon the price of such Product sold to a similar size customer ordering a similar volume of units of the Product under similar terms and conditions, but sold separately.

1.33. “Innovent Technology” means the Innovent Patents and Innovent Know-how.

1.33.1. “Innovent Know-how” means Know-how, including any Invention, that is related solely to the Licensed Compounds and conceived of discovered, developed, made and/or reduced to practice by or on behalf of employees, agents, or consultants of Innovent or its Affiliates during the Term. For the avoidance of any doubt, Innovent Know-how does not include any Know-how, including any Innovent Patents (defined below) as of the Effective Date.

1.33.2. “Innovent Patents” means Patents with a Valid Claim Covering an Invention that is related to the Licensed Compounds or a Product, or that is otherwise reasonably necessary or useful for researching, developing, manufacturing, using, selling, offering for sale, or importing the Licensed Compounds or a Product, or that would otherwise Cover manufacturing, using, selling, offering for sale, or importing a Product, that is conceived of discovered, developed, made and/or reduced to practice by or on behalf of employees, agents, or consultants of Innovent or its Affiliates during the Term. For the avoidance of any doubt, there are no Innovent Patents as of the Effective Date.

1.34. “Patents” means any of the following: (a) any issued and unexpired patent, including without limitation, any inventor’s certificate, substitution, extension, re-registration, confirmation, reissue, re-examination, re-validation, renewal or any similar governmental grant for protection of inventions (including, but not limited to, patent term extensions, pediatric exclusivity or supplementary protection certificate); (b) any patent application including, without limitation, any continuation, divisional, substitution, continuation-in-part, provisional applications and converted provisional applications; and (c) all foreign counterparts of any of the foregoing.

1.35. “Registration Trial” means a [**Redacted**] clinical trial which could be sufficient to support Regulatory Filings [**Redacted**]

1.36. “Product(s)” means any pharmaceutical preparations containing the Licensed Compound as an active ingredient.

1.37. “Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau, or other governmental entity with authority over the research, development, manufacture, commercialization, or other use (including the granting of Marketing Approvals) of the Product(s) in any region in the Territory.

1.38. “Regulatory Filings” means, collectively, all INDs for the Licensed Compound, the DMF, any application for Marketing Approval, Marketing Approvals, and other filings, such as annual reports, required by any Regulatory Authority in any region in the Territory.

Execution Version

1.39. “Subject Study Phase” means all pre-data collection tasks carried out by a CRO, including, without limitation, site and investigator selection, finance management (including execution of a site contract), supporting of EC/IRB submission, investigator meeting, study initiation activities, interim monitoring activities, pharmacovigilance, and study close-out activities.

1.40. “Sublicense” means an agreement into which Innovent enters with a third party that is not an Innovent Affiliate for the purpose of (a) granting certain rights under the AnHeart Technology, including without limitation AnHeart Patent set forth in Exhibit A; (b) granting an option to certain rights set forth in Section 2.4; or (c) forbearing the exercise of any rights, granted to Innovent under this Agreement. “Sublicensee” means a third party with whom Innovent enters into a Sublicense.

1.41. “Term” has the meaning provided in Section 10.1

1.42. “Territory” means the People’s Republic of China (mainland China, Hong Kong Special Administrative Region, Macau Special Administrative Region) and Taiwan (each may be referred to as a region for purpose of this Agreement).

1.43. “Third Party” means any legal person or entity other than a Party or an Affiliate of a Party.

1.44. “Upstream License Agreements” means (a) the DS License Agreement and its amendments, [**Redacted**], and (c) any other contract or agreement between AnHeart (or any of its Affiliates, as applicable) and any Third Party pursuant to which AnHeart acquires Control of any AnHeart Technology for purposes of this Agreement.

1.45. “Valid Claim” means any claim of an [**Redacted**].

2. License Grants.

2.1. Scope of Grant. In consideration of and subject to the terms and conditions of this Agreement, AnHeart grants to Innovent and its Affiliates a sub-licensable, royalty-bearing, exclusive right and sublicense in the Field in the Territory under the AnHeart Technology to use, offer for sale, sell, market, distribute, and import the Licensed Compound and Product(s). Notwithstanding the foregoing, the Parties acknowledge and agree that [**Redacted**].

2.2. Sublicense. After [**Redacted**], Innovent may, upon AnHeart consent not to be unreasonably withheld or delayed, grant Sublicenses of its rights under this Agreement; provided that Innovent shall ensure that its Sublicense agreements incorporate sufficient terms and conditions which will enable Innovent to comply with this Agreement. Innovent shall be liable to AnHeart for any material breach of the terms of this Agreement by a Sublicensee without regard to whether AnHeart consents to such Sublicensee.

2.3. No Other Rights. It is expressly understood that Innovent is not granted any rights to the AnHeart Technology, except as expressly provided in paragraph 2.1.

2.4. Option to License [**Redacted**] and ROFN.

2.4.1. Option to License [**Redacted**]. In consideration of [**Redacted**], the Parties have agreed on the key terms of the option as set forth in Exhibit B which is binding to the Parties pursuant to which Innovent may have the option to license [**Redacted**] from AnHeart (the “Option”). AnHeart shall promptly notify Innovent in writing upon [**Redacted**]. Within [**Redacted**] Business Days after Innovent receives such written notification (“Option Exercise Period”), Innovent shall have the right to exercise the Option for [**Redacted**] by providing written notice to AnHeart (“Option Exercise Notice”) and AnHeart must exclusively negotiate with Innovent in good faith for [**Redacted**] days after its receipt of the Option Exercise Notice to execute the definitive agreement reflecting the key terms agreed upon (the “Option DA Negotiation Period”). The Option expires at the earliest of [**Redacted**].

Execution Version

2.4.2. ROFR of [**Redacted**]. Prior to achieving [**Redacted**] of [**Redacted**] for any indication anywhere in the world, Innovent shall have the right of first refusal (“ROFR”) exercisable at any time. In the event AnHeart intends to seek a Third Party partner in Development of [**Redacted**] [**Redacted**], AnHeart must promptly send a written notice to Innovent to notify Innovent of the intention and the relevant terms and conditions offered by such Third Party partner accepted by AnHeart (the “ROFR Notice”). For the avoidance of doubt, the notice shall contain the complete data package of updated information that is the same information shared with the Third Party partner. If Innovent elects to exercise the ROFR, it must notify AnHeart in writing (“ROFR Exercise Notice”) within [**Redacted**] days] (“ROFR Exercise Period”) after receipt of the ROFR Notice, and the Parties shall execute the definitive agreement reflecting the terms and conditions as set forth in the ROFR Notice within [**Redacted**] days] (“ROFR Execution Period”) following the expiry of the ROFR Exercise Period. The ROFR expires at the earliest of [**Redacted**].

2.4.3. ROFN of [**Redacted**]. If Option expires for any reason and AnHeart still controls the commercial rights of [**Redacted**] in the Territory [**Redacted**] months after the expiration of the Option, Innovent shall have the Right of First Negotiation (“ROFN”) for the AnHeart’s [**Redacted**] at any time AnHeart seeks a Third Party commercialization partner for [**Redacted**] in a region in the Territory (“ROFN Period”). In the event AnHeart intends to seek a Third Party commercial partner for [**Redacted**] solely for such region in the Territory, AnHeart must promptly send a written notice to Innovent to notify Innovent of the intention (the “ROFN Notice”). If Innovent elects to exercise the ROFN, it must notify AnHeart in writing (“ROFN Exercise Notice”) within [**Redacted**] Business Days after receipt of the ROFN Notice (“ROFN Exercise Period”). AnHeart must exclusively negotiate with Innovent in good faith for [**Redacted**] days after its receipt of the ROFN Exercise Notice to agree on the key terms for the commercialization agreement (“ROFN TS Negotiation Period”). If the key terms are agreed upon during the ROFN TS Negotiation Period, the Parties have another [**Redacted**] days to negotiate and execute the definitive agreement reflecting the key terms agreed upon (the “ROFN DA Negotiation Period”). In the earliest event [**Redacted**].

3. Development and Commercialization.

3.1. Development. AnHeart and all of its Affiliates will use Commercially Reasonable Efforts to develop the Licensed Compound and Product(s) for [**Redacted**] indications, [**Redacted**], if such assistance request is unreasonable in the opinion of Innovent, Innovent may exercise its discretion to provide such assistance at AnHeart’s sole cost and expense. [**Redacted**]. For the avoidance of doubt, AnHeart shall be responsible for [**Redacted**].

3.1.1. Innovent’s [**Redacted**] Co-Development rights. Innovent may carry out [**Redacted**]. Innovent shall also have right to co-Develop the Licensed Compound and Product(s) in [**Redacted**].

3.2. Regulatory Submissions.

3.2.1. AnHeart and all of its Affiliates will use Commercially Reasonable Efforts to prepare and file with the applicable Regulatory Authorities those Regulatory Filings to obtain Marketing Approvals of the Licensed Compound and Product(s) for [**Redacted**] indications, [**Redacted**], , [**Redacted**]. Innovent and all of its Affiliates shall, at its own cost and expense, reasonably assist AnHeart on strategic planning related to regulatory interactions and filings in mainland China. [**Redacted**]. Innovent shall have sole rights to submit Regulatory Filings in Taiwan, Hong Kong and Macau at its own cost and expense.

Execution Version

3.2.2. To the extent not prohibited by any Applicable Law or by Regulatory Authority, AnHeart shall promptly, but no later than [**Redacted**] Business Days after the receipt, provide Innovent with an electronic copy of material Regulatory Materials and material correspondence with Regulatory Authorities received from Regulatory Authorities materially related to Licensed Compound and Product(s).

3.2.3. AnHeart shall provide Innovent with drafts of any material documents or correspondence reasonably in advance before submitting to any relevant Governmental Authority in mainland China that pertains to the Licensed Compound and/or Product. AnHeart will reasonably consult in advance with Innovent with respect to any such material Regulatory Filings to be made by AnHeart and shall reasonably consider and incorporate Innovent’s comments and suggestions in and not make any such material Regulatory Filing in mainland China without the prior written consent of Innovent, which will not be unreasonably withheld or delayed but in no occasion later than [**Redacted**] Business Days after being notified of such planned Regulatory Filings in mainland China. In addition, AnHeart shall provide Innovent with reasonable advance notice of any meeting or conference call with any relevant Governmental Authority relating to any such material Regulatory Filing for the Product(s) in mainland China, and Innovent shall have the right to participate in any such meeting or conference call as well as have the right to participate in all preparation, internal caucus, and debriefing sessions related to such meetings or conference calls to the extent permitted by Applicable Laws. AnHeart shall furnish Innovent with copies of all material documents or correspondence AnHeart has with or receives from any relevant Governmental Authority, and reports concerning conversations or meetings with any relevant Governmental Authority, in each case materially related to the Product(s) in the Territory (including without limitation any minutes from a meeting with respect thereto) within a reasonable time. If Innovent is in charge of certain Regulatory Filings with any relevant Regulatory Authority, Innovent shall have the same rights and obligations as AnHeart has under Sections 3.2.2 and 3.2.3.

3.2.4. If the Parties decide the MAH shall be transferred to Innovent, AnHeart shall reasonably provide cooperation and assistance for the transfer, [**Redacted**].

3.3. Compliance. Both Parties shall, and shall cause its Affiliates to, and shall contractually obligate its subcontractors to, conduct all activities under this Agreement in compliance in all material respects with all applicable legal requirements and regulatory standards including, for the avoidance of doubt, Good Laboratory Practice (“GLP”), Good Clinical Practice (“GCP”) and Good Manufacturing Practice (“GMP”), where necessary. The Parties acknowledge that certain of these activities may not require that GLP, GCP or GMP standards be followed and therefore such activities need not be performed under such guidelines.

3.4. Pharmacovigilance Agreement. In the case that either Party, its Affiliate, or Sublicensee obtains the information concerning pharmacovigilance data (e.g., safety information regarding case reports, a product labeling change, safety measures and others) for any Product(s), such Party shall notify the other Party (and, in respect of AnHeart, its Affiliate, or Sublicensee) of such information. The details of this notification procedure shall be agreed separately from this Agreement by a pharmacovigilance

Execution Version

agreement which shall be executed between the parties within [**Redacted**] days after the Effective Date. Such pharmacovigilance agreement will include (a) roles and responsibilities related to safety management of the Product for Development and Commercialization phases, (b) safety data exchange between the Parties, (c) safety surveillance and signal detection, (d) risk management, (e) timely reporting by each Party to the other Party of (i) Adverse Events related to the Product and Adverse Event handling, and (ii) any negative interactions with Regulatory Authorities with respect to the Product. Responsibilities and data exchange will be allocated and governed by each Party’s regulatory responsibilities for the Products in accordance with Applicable Law.

3.5. Commercialization.

3.5.1. Subject to the terms and conditions of this Agreement, Innovent shall have the sole responsibility and the exclusive authority to Commercialize Products throughout the Territory. Innovent, either directly or through its Affiliates shall use Commercially Reasonable Efforts to launch the Product(s) in the Field as soon as reasonably practicable after receipt of the Marketing Approval therefor in each of the regions within the Territory, and thereafter to market, promote and sell Product(s) in the Field in such regions. Innovent shall be responsible for all of its costs and expenses in connection with the Commercialization of the Product(s) in the Territory. Upon request, AnHeart and its Affiliates shall use Commercially Reasonable Efforts to assist Innovent and its Affiliates in the commercialization efforts at Innovent’s sole and own cost and expenses.

3.5.2. Each Party shall provide the other Party a reasonable opportunity to review any [**Redacted**].

3.5.3. During the Term of this Agreement, the Parties agree that Innovent shall cause the distributor to participate in the tendering process for the Product(s) of such provinces or areas in the Territory as decided by Innovent, and AnHeart will offer administrative assistance to Innovent in connection with the tendering process in the Territory to the extent as required and permissible by Applicable Laws or reasonably requested by Innovent. Innovent shall fulfil, or assist AnHeart to fulfil, as the case may be, the supply obligation of all tendering commitments.

3.5.4. Innovent shall have the exclusive rights to determine the pricing and drug reimbursement of the Product(s) in the Territory, [**Redacted**]Drug Lists in mainland China. AnHeart will offer administrative assistance to Innovent in connection with the enlisting in the Territory to the extent as required and permissible by Applicable Laws per Innovent’s reasonable requests.

3.5.5. The Parties will further negotiate in good faith to revise the relevant distribution model on Commercialization of the Product(s) in [**Redacted**].

3.6. Manufacturing.

3.6.1. AnHeart will be responsible for manufacturing of all of the Licensed Compound and Product(s) that are necessary for further development and commercialization of such Licensed Compound and Products(s). Manufacturing of the Licensed Compound and Product(s) may be done by AnHeart directly, or a contract manufacturer. AnHeart will supply the Licensed Compound and Products to Innovent for commercial sales.

3.6.2. Manufacturing Working Group. The Parties shall establish a Joint Manufacturing Working Group (the “Manufacturing Working Group”) under the JSC for the purpose of ensuring excellence in the execution of all manufacturing aspects of the Product(s) through the close collaboration of the representatives of the Parties as members of the Manufacturing Working Group. The Manufacturing Working Group shall have equal membership from each Party, with there being at least

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one (1) member from each Party. The Manufacturing Working Group shall have the authority to review and discuss all the manufacturing plans and any other relevant documents and oversee all the manufacturing activities, to the extent such plans, documents and activities are directly related to the Products to be delivered to Innovent, provided that Innovent shall have the right to provide comments to such plans, documents and activities to AnHeart, if AnHeart unreasonably refuses the comments, Innovent may submit the relevant matters to JSC for its decision.

3.6.3. AnHeart will be MAH and be responsible for maintaining the MAH status in the Territory. The [**Redacted**].

3.6.4. Supply Agreement. [**Redacted**], the Parties shall enter into and adopt a supply agreement (the “Supply Agreement”) to be negotiated in good faith. The Supply Agreement shall include customary supply terms, Product costs, forecast obligations, supply covenants and access to Manufacturing records and facilities, including the right for Innovent at its discretion to have a person in the plant at any Manufacturing site used by AnHeart during Manufacturing activities related to the Licensed Compound and/or Product. The Supply Agreement will be subject to and be consistent with the terms of this Agreement and in the event of any conflict between the terms of the Supply Agreement and this Agreement with respect to the Manufacture and supply of Product, the Supply Agreement shall specify such conflicts and the terms of the Supply Agreement will control. The Supply Agreement may be modified from time to time by mutual written agreement of the Parties. The [**Redacted**]. For the avoidance of doubt, the [**Redacted**]. However, the Parties may [**Redacted**].

3.6.5. Quality Agreement. Within [**Redacted**] days after the submission of the first NDA to the NMPA for the Product, the Parties shall enter into a Quality Agreement setting forth the responsibilities and procedures associated with the Licensed Compound and/or the Product regarding recalls, changes, deviations, complaint handling, quality-specific audit rights with respect to compliance with cGMP, and other quality-related matters. The Quality Agreement will be subject to and be consistent with the terms of this Agreement; provided that, to the extent there is any conflict between the terms and conditions of such Quality Agreement and this Agreement with respect to the matters covered by the Quality Agreement, the Quality Agreement shall specify such conflicts and its terms shall control.

3.7. Competing Programs.

3.7.1 Competing Molecules. During the Term, either Party or their respective Affiliates shall not develop or commercialize any Competing Molecules in the Territory without consent by both Parties.

3.7.2 Acquired Molecules. If during the Term, as a result of a merger or other transaction, either Party acquires, or is acquired by a Third Party that is developing and/or distributing, marketing, or selling, either on its own or through an Affiliate or licensee, a product that contains Competing Molecules, the surviving entity [**Redacted**] such Competing Molecules within [**Redacted**] calendar days after the acquisition transaction is completed.

3.7.3 Confidential Information. During and after the Term, Innovent and its Affiliates shall not use any AnHeart Technology or any Confidential Information received form AnHeart for any purpose, including to research, develop, manufacture, or commercialize any molecule other than the Licensed Compound and Product, unless otherwise expressly allowed under the terms of this Agreement. During and after the Term, AnHeart and its Affiliates shall not use any Confidential Information of Innovent or its Affiliates for any purpose other than fulfilling its obligations under this Agreement, unless otherwise expressly allowed under the terms of this Agreement.

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4. Governance and Data Transfer.

4.1. Joint Steering Committee. The Parties shall establish a joint steering committee (“Joint Steering Committee”) and any other appropriate governing bodies within [**Redacted**] days after the Effective Date. In particular, the JSC shall be responsible for the following items as they relate to the Territory:

a) providing guidance, and reviewing research and development activities for the Product(s), including the regulatory strategy and manufacturing strategy for the Product(s);

b) executing and managing the Supply Agreement regarding the supply of the Product(s) under this Agreement;

c) review and discuss major issues in the Commercialization, including without limitation to reviewing and discussing on plan and strategy for Commercialization of the Product(s), reviewing marketing and promotional materials of the Product(s) in the Territory, reviewing the reports on Commercialization provided by Innovent, discussing on implementation of the antibribery and anti-corruption controls and passing rectification decisions whenever necessary;

d) forming additional subcommittees or working groups as necessary, and providing guidance and overseeing the activities of each such subcommittee or working group;

e) discussing and seeking alignment on any disputed issues submitted to the JSC by each subcommittee or working group established by the JSC;

f) providing a forum to obtain updates on the Development, commercialization, implementation, and ongoing operation of each Party’s compliance programs as it pertains to the Product(s) in the Territory;

g) coordinating post-termination transition activities pursuant to Article 10; and

h) reviewing, discussing and approving the publications or presentations pursuant to Section 7.4; and

i) any other matter as set forth hereunder which requires JSC review and/or determination.

4.2. The Joint Steering Committee and any other governing bodies shall be composed of equal number of representatives from each Party. Meetings of the Joint Steering Committee shall be scheduled from time to time by mutual agreement of the Parties or upon request of one Party but in no event less than once every [**Redacted**] months. Each Party would appoint an alliance manager (Director Level or above) responsible for day-to-day communications between the Parties. The alliance managers would also be observers in the Joint Steering Committee. If the Joint Steering Committee is not able to reach agreement on any material matter, it would be escalated to the companies’ senior representatives herein designated in the case of Innovent, [**Redacted**], in the case of AnHeart, [**Redacted**], or as later appointed. If the senior representatives are not able to reach agreement, Innovent shall have the casting vote if the matter relates solely to the Commercialization of the Product(s) in the Territory and [**Redacted**]. For any other matters, the Parties agree to discuss amicably and use Commercially Reasonable Efforts to reach an agreement.

4.3. Subcommittee(s). The JSC shall establish a Joint Development Committee (“JDC”) as subcommittee of the JSC as set forth in this Section 4.3. In addition, from time to time, the JSC may establish and dissolve, when no longer needed, such other subcommittee(s) of the JSC as the JSC may find necessary or desirable from time to time. Except as agreed by the Parties or otherwise provided in this Agreement, the membership and decision-making of such subcommittee(s) shall mirror the membership and decision-making of the JSC, except that, unless otherwise provided in this Agreement, if any subcommittee(s) is unable to decide or resolve unanimously any matter properly presented to it for action within [**Redacted**] Business Days, at the request of either Party, the issue shall be referred to the JSC for resolution. Such subcommittee(s) shall otherwise be constituted and have such responsibility as the JSC approves. Such subcommittees shall have no authority (a) to amend or interpret this Agreement, or (b) to determine whether or not a breach of this Agreement has occurred.

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4.3.1. Joint Development Committee. At the organizational meeting of the JSC, the Parties will form a JDC that will meet a minimum of at least [**Redacted**] times per Calendar Year in a manner and location as mutually agreed to: (i) select and approve [**Redacted**] for development in the Territory [**Redacted**]; and (ii) approve [**Redacted**] in the Territory for [**Redacted**] of the Licensed Compound and Product(s). The JDC will have equal membership from both Parties and there shall be at least two (2) members from each Party.

4.4. Data Transfer. AnHeart will transfer to Innovent or its Affiliates all the data or study reports or other information that are needed for Innovent’s fulfilment of its obligations under this Agreement (including the data as set forth in Exhibit C and any pre-clinical data). Such transfer of documents, reports, data, analytical reports, and any other information will be done through an electronic data room or other reasonable means, as determined by AnHeart after consulting with Innovent.

5. Payments.

5.1. Upfront Payment. Innovent will pay AnHeart a non-refundable, non-creditable payment of [**Redacted**] within [**Redacted**] Business Days after the Effective Date upon Innovent’s receipt of such invoice.

5.2. Research and Development Reimbursement. Upon the receipt of such invoices, Innovent will pay AnHeart a non-refundable, non-creditable payment of [**Redacted**] (the “R&D Reimbursement”), to be paid in three annual installments of [**Redacted**] US Dollars within [**Redacted**] Business Days after the Effective Date, [**Redacted**] US Dollars within [**Redacted**] Business Days after the first anniversary date, and [**Redacted**] US Dollars within [**Redacted**] Business Days after the second anniversary date of the Effective Date, respectively.

5.3. Development Milestones. Innovent will pay AnHeart the following development milestones within [**Redacted**] Business Days based upon events described in the below table for the Development made by AnHeart under this Agreement. In no case shall any milestone be paid more than once for a given event, regardless of the number of Products that subsequently achieves a given event and even if such Product is later used in a Combination Product. All amounts are shown in U.S. Dollars. The maximum total amount payable under this Section 5.3 shall not exceed [**Redacted**] U.S. Dollars [**Redacted**].

Development Milestone	Payment (USD $)

[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]

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[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]

5.4. Sales Milestone Payments. Innovent will pay to AnHeart the following payments upon the first achievement of the following levels of cumulative annual Net Sales of all Product(s) by Innovent, its Affiliates, and its Sublicensees in the Territory, within [**Redacted**] business days after the close of the Calendar Quarter in which the documented event has been achieved, upon Innovent’s receipt of such invoice. In no case shall any milestone be paid more than once for a given event. All amounts are shown in U.S. Dollars. The maximum total amount payable under this Section 5.4 shall not exceed one hundred and five million U.S. Dollars (US$105,000,000).

Annual Net Sales in the Territory	Payment Amount (US $)

[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]

5.5. Royalty Payments.

5.5.1. Royalty Rates. Innovent will pay AnHeart royalties quarterly as calculated by multiplying the applicable royalty rate set forth below by the corresponding amount of incremental Net Sales of all Product(s) sold by Innovent and its Affiliates:

[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]

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Royalties owed to AnHeart will be calculated for all Product(s) in aggregate subject to the methodology for calculating Net Sales of a Product when the Product is sold as part of a Combination Product as described in Section 1.28. For clarity, (a) the applicable royalty rate with respect to all Product(s) shall apply for the aggregate annual Net Sales within such tier if the aggregate Net Sales of all Product(s) throughout the Territory are within such applicable royalty tier (and not, for clarity, on a region-by-region basis) and (b) the above tiered royalties are calculated such that the higher tiered royalties are only paid after the annual Net Sales exceed the top threshold of the previous tier and then only on that portion of Net Sales that exceed the previous tier.

5.5.2. Term of Royalty Payments. On a Product-by-Product, region-by-region basis, Innovent’s obligation to pay royalties under Section 5.5.1 above shall be payable during the period of time commencing on the date of First Commercial Sale of such Product in such region in the Territory and continuing until the later to occur of: (a) the expiration of the last Valid Claim in an AnHeart Patent that Covers the Licensed Compound and/or Product(s) in such region in the Territory, and (b) ten (10) years from the First Commercial Sale of a Product containing a Licensed Compound in such region in the Territory (the “Term of Royalty Payment”). After the expiration of the royalty term in a region under this Section 5.5.2, Subject to Sections 5.5.3, 5.5.4 and 5.5.5, Innovent will have a fully paid-up license under the AnHeart Technology to make, use, sell, offer for sale, and import the Licensed Compound and the Product(s) for use in the Field in the region in the Territory.

5.5.3. Payments for Third Party Licenses. AnHeart will remain responsible for all obligations arising from licenses from Third Parties executed prior to the Effective Date, [**Redacted**]. Innovent will be responsible, at its own expense, for obtaining any required licenses to intellectual property from a Third Party that, in the absence of such license, would be infringed by the use, import or sale of a Licensed Compound or a Product in the Territory. Innovent shall, in its sole discretion and at its sole expense, determine which Third Party licenses are necessary, and shall negotiate and execute all such licenses directly with the Third Party licensors (a “Third Party License”). If Innovent does enter into such Third Party License, Innovent is allowed to deduct a [**Redacted**] of the royalty obligations due to such Third Party from any royalties due by Innovent to AnHeart with a maximum deduction cap of [**Redacted**] of all royalties in any given year. Attached, as Exhibit D, is an example of the calculation of deduction of Third-Party License payments under this Section 5.5.3.

5.5.4. Royalty Step-down Provision.

(a) Notwithstanding Section 5.5.1, on a Product-by-Product, region-by-region and Calendar Quarter-by-Calendar Quarter basis, Innovent shall have the right to reduce applicable royalty payments as follows:

(b) If there is a commercial sale of Generic Equivalents of such Product by a Third Party or Third Parties in such region prior to the end of the Royalty Term in that region and to the extent such Generic Equivalent is not in infringement of any of AnHeart Technology, Net Sales of the corresponding Product subsequently decrease for [**Redacted**] consecutive Calendar Quarters by more than [**Redacted**] from the level of Net Sales achieved prior to the Generic Equivalents entry in that region, then the royalty rate owed to AnHeart shall be reduced by [**Redacted**] in that region. If subsequent to such Generic Equivalents entry the Net Sales of the Product decrease by more than [**Redacted**] for [**Redacted**] consecutive Calendar Quarters from the level of Net Sales achieved prior to the Generic Equivalents entry in that region, and such decrease is related to the Generic Equivalents entry in that region, then the royalty rate owed to AnHeart shall be reduced by [**Redacted**] in that region. A “Generic Equivalent” of a Product means, with reference to a Product, any biologic or pharmaceutical product that is sold by a Third Party (other than a licensee of Innovent or any of its Affiliates) and that is approved for marketing or sale by a Regulatory Authority in reliance on or using data from the Regulatory Filings for the Product that were submitted by AnHeart, its Affiliates, and that (A) contains the Licensed Compound and (B) is a “therapeutically equivalent”, “biosimilar”, “comparable”, or “interchangeable” product or meets such equivalent determination by the applicable Regulatory Authorities.

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5.5.5. Alternative Structure of Royalty Settlement. Notwithstanding anything to the contrary under this Agreement, the Parties will, in a way benefiting both Parties and without changing the economic essence as agreed in Section 5.5, discuss and enter into an alternative structure to settle the royalty payment (in whole or in part) as well as the supportive mechanism to such alternative structure [**Redacted**]. Such alternative structure shall include without limitation [**Redacted**] to reflect the economics allocated by royalty payment.

5.6. Payments and Reports. All royalty payments due to AnHeart under this Agreement are due and payable within [**Redacted**] calendar days of the close of the calendar quarter during which the corresponding Net Sales are recognized. Together with any such payment, Innovent will deliver a report specifying in the aggregate: (a) total gross invoiced amount from sales of each Product by Innovent and its Affiliates; (b) amounts deducted by category (e.g., normal and customary trade, cash and other discounts, allowances and credits actually allowed and taken directly with respect to sales of the Product) from gross invoiced amounts to calculate Net Sales; (c) Net Sales; and (d) royalties payable; and (e) a forecast of Net Sales and royalties to be paid to AnHeart for each of the next [**Redacted**] quarters. Innovent shall send the first such report within [**Redacted**] calendar days of receiving the first Marketing Approval anywhere in the Territory, provided that such first report need only include a non-binding forecast (i.e., no royalty payment will be due) of Net Sales for the next [**Redacted**] quarters.

5.7. Payment Method. All payments due to AnHeart under this Agreement will be made by bank wire transfer in immediately available funds to an account shown in invoices to be issued to Innovent. All payments hereunder shall be made in the legal currency of the United States or in the legal currency of mainland China as the parties may choose to. All references to “$” or “Dollars” herein refer to U.S. Dollars. Innovent shall be responsible for paying all transfer and other fees related to completing all bank wire transfers required under this Agreement, except for the transfer fee imposed by the bank designated by AnHeart.

5.8. Currency Conversion. If any currency conversion is required in connection with the calculation of amounts payable hereunder, such conversion will be made using the average of the buying and selling exchange rate for conversion of the foreign currency and U.S. Dollars, quoted for current transactions reported in [**Redacted**] to which such payment pertains.

5.9. Late Payments. Innovent shall pay interest to AnHeart on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of the London Interbank Offered Rate of interest plus one and a [**Redacted**], as reported by The Wall Street Journal for the applicable period, to the extent permitted by Applicable Law, calculated on the number of days such payment is delinquent. This Section 5.8 will in no way limit any other remedies available to AnHeart.

5.10. Taxes.

5.10.1. Withholding Taxes. If Innovent is required to withhold any tax to the tax or revenue authorities in the Territory regarding any payment to AnHeart, such amount may be deducted from the payment to be made by Innovent, provided that Innovent takes all reasonable and lawful actions to avoid or minimize such withholding and promptly notifies AnHeart so that AnHeart may also take lawful actions to avoid or minimize such withholding. Innovent will promptly furnish AnHeart with copies of any tax certificate or other documentation evidencing such withholding, as necessary to enable AnHeart to support a claim, if permissible, for income tax credit in respect of any amount so withheld. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty in effect from time to time.

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5.10.2. Value Added Taxes. All amount to be paid by Innovent to AnHeart pursuant to this Agreement shall be exclusive of any value added tax occurred due to the payment of such amount, which will be paid by Innovent upon receipt of a valid value added tax invoice. For the avoidance of doubt, the invoice amount shall be inclusive of the payment amount under this Agreement and the value added tax, and irrespective of whether the sums may be netted for settlement purposes. For illustrative purpose, the actual amounts to be paid by Innovent to AnHeart under this Agreement shall be equal to the invoice amount, and shall also be equal to the following:

Payment amount under this Agreement × (1+ applicable rate of value added tax).

5.11. Records. Innovent will keep and will cause its Affiliates and Sublicensees if any to keep, complete, true and accurate books of accounts and records, in compliance with Applicable Laws and the terms and conditions of this Agreement, sufficient to determine and establish the calculation of Net Sales and royalties payable under this Agreement for a period of [**Redacted**] years after the year in which the sale of the Product(s) generating the same occurred.

5.12. Inspection of Records. At the request of AnHeart, Innovent, its Affiliates and its Sublicensees if any will permit an independent certified public accountant appointed by AnHeart, to inspect the books and records described in Section 5.11, provided that such inspection shall not more than once each Calendar Year, and the books and records for any given time period shall not be inspected more than once within a Calendar Year. AnHeart shall submit a reasonable audit plan, including audit scope, to Innovent prior to audit implementation. Any inspection conducted under this Section 5.12 will be at AnHeart’s expense, unless such inspection reveals any underpayment of [**Redacted**] or more of any amount due to AnHeart during the audited period, in which case the full costs of such inspection will be paid by Innovent. If the independent certified public accountant determines that additional royalties or milestones are owed, or that royalties or milestones were overpaid, during such period, Innovent will pay AnHeart the additional royalties or milestones, within [**Redacted**] days from the date the independent certified public accountants’ written report is received by the paying Party; provided, however, that, in the event that the independent certified public accountant determines that the royalties or milestones were overpaid, during such period, AnHeart will pay Innovent the amount of such overpayment within [**Redacted**] days of the date the independent certified public accountants’ written report is received by AnHeart and the full costs of such inspection will be paid by Innovent. Notwithstanding any provision to the contrary in this Agreement, if [**Redacted**]. For the avoidance of doubt, if [**Redacted**].

5.13. Compliance Audit.

5.13.1. Audit by AnHeart. AnHeart shall have the right, not more than once per Calendar Year, upon [**Redacted**] Business days’ prior written notice and during normal business hours, to audit all sites operated by Innovent and protocols and procedures used (or proposed to be used) by or on behalf of Innovent limited to the specific areas for which Innovent is responsible for the Product, such as, marketing, sales and distribution of the Product(s) pursuant to this Agreement, including, but not limited to, any product quality maintenance, product security, storage, transportation, distribution, and the materials and equipment used therein (in addition to the associated protocols and procedures). AnHeart may be accompanied by any independent technical experts or consultants that AnHeart deems appropriate, provided, that such persons are subject to confidentiality obligations no less restrictive than those set forth in this Agreement. Innovent shall provide AnHeart with reasonable assistance in performing such audit, including access to key associated personnel to discuss any associated queries of AnHeart. Innovent shall not charge any costs or expenses to AnHeart for any such audit. AnHeart is responsible for its direct costs of performing such audits. If any items

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are identified as requesting follow-up action, then Innovent shall respond to AnHeart in writing within [**Redacted**] days following receipt of AnHeart’s such request, and the response shall state actions Innovent plans to take to correct and the proposed timing(s). Notwithstanding the foregoing limitation to performing audits once during each calendar year, AnHeart may perform more than one audit in a Calendar Year, (i) in order for Innovent to demonstrate that any items requiring follow-up action have been resolved or (ii) in the event AnHeart has any reasonable quality or compliance-related concerns with respect to Innovent’s performance in the Commercialization of the Product(s).

5.13.2. Audit by Innovent. Upon [**Redacted**] Business Days’ prior written notice to AnHeart, and during normal business hours, AnHeart shall allow Innovent and/or its authorized representative or agents, to inspect the premises where the Product(s) manufacturing and operations are conducted, including Third Party contractor facilities, for purposes of overseeing and auditing the Product(s) manufacture and operations including but not limited to quality, health, safety and environment. The Parties agree that any such audit shall not be conducted more than once every Calendar Year. Notwithstanding the foregoing sentence, Innovent shall have the right to conduct an additional audit in preparation for a regulatory inspection associated with a new Product. Notwithstanding the above, for sufficient cause Innovent may have immediate access to conduct additional inspections or audits. Any such audit conducted for cause shall not supplant or negate the right for the annual audit. AnHeart shall use Commercially Reasonable Efforts to timely correct any deficiencies communicated to it in an audit.

6. Intellectual Property.

6.1. Ownership of Licensed Intellectual Property. Subject to the licenses granted in Article 2 of this Agreement, each Party will retain all right, title and interest in and to, and ownership or rights of, all Patents and other intellectual property conceived, discovered, developed, reduced to practice, or otherwise made solely by or on behalf of such Party (or its Affiliates. or its or their Sublicensees). Subject to the licenses and other rights granted herein, as between the Parties, each Party will own an equal, undivided interest in any and all Joint Know-how and Joint Patents. Inventorship and ownership rights in Inventions and other Know-how created, developed, conceived and/or reduced to practice after the Effective Date under this Agreement will be determined under the intellectual property laws of the United States, irrespective of where such creation, development, conception, discovery, development or making occurs.

6.2. Filing, Prosecution and Maintenance.

6.2.1. AnHeart Patents. Using counsel of its choice, AnHeart shall be responsible, at its sole expense, for preparing, filing, prosecuting, and/or maintaining the AnHeart Patents that Cover the Licensed Compound and/or Product(s), including preparing and filing requests for patent term extensions, supplemental protection certificates, pediatric exclusivity, or similar protections that extend the term of such AnHeart Patents in the Territory, provided that it shall copy Innovent on documents received from or filed with the Patent Offices in the Territory, provide Innovent with draft submissions to the Patent Offices prior to filing, and consider in good faith comments provided by Innovent. If AnHeart decides that it will no longer prosecute or maintain a AnHeart Patent, it will give Innovent reasonable notice of its decision, which will include sufficient time prior to the expiration or termination of all relevant deadlines for taking necessary actions to preserve the rights in such AnHeart Patent, and will allow Innovent to assume control over and continue prosecuting and maintaining such AnHeart Patent in AnHeart’s name at Innovent’s sole expense. [**Redacted**] defending the AnHeart Patents from any challenges to their validity or enforceability, including responding to oppositions, reissue or reexamination proceedings,

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or interferences, brought by any Third Party, whether before a patent authority or judicial body in the Territory. [**Redacted**] will reasonably cooperate with [**Redacted**] including providing reasonable assistance to Innovent (including executing any documents as may reasonably be required), in the defense of AnHeart Patents that Cover the Licensed Compound and/or Product(s).

6.2.2. Innovent Patents. Innovent will be responsible, at its sole expense, for preparing, filing, prosecuting, and maintaining Innovent Patents if any that are useful to research, develop or commercialize the Licensed Compound or Product(s) in the Territory. If Innovent, in its sole discretion, decides that it will no longer prosecute or maintain an Innovent Patent, it will give AnHeart reasonable notice of its decision, which will include sufficient time prior to the expiration or termination of all relevant deadlines for taking necessary actions to preserve the rights in such Innovent Patent, and will allow AnHeart to assume control over and continue prosecuting and maintaining such Innovent Patent in Innovent’s name at AnHeart’s sole expense.

6.2.3. Grant Back. For and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Innovent shall assign and does hereby assign its rights outside the Territory in Innovent Technology and Joint Technology to AnHeart or its designee and upon such assignment.

6.2.4. Joint Patent. The Parties will be jointly responsible for preparing, filing, prosecuting, and maintaining Joint Patents that are useful to research, develop or commercialize the Licensed Compound or Product(s) with Innovent being responsible and bearing all the costs in the Territory and AnHeart being responsible and bearing all costs outside the Territory. If either Party, in its sole discretion, decides that it will no longer prosecute or maintain a Joint Patent, it will give the other Party reasonable notice of its decision, which will include sufficient time prior to the expiration or termination of all relevant deadlines for taking necessary actions to preserve the rights in such Joint Patent, and will allow the other Party to assume control over and continue prosecuting and maintaining such Joint Patent. AnHeart shall grant Innovent a sub-licensable, royalty-bearing, exclusive right and license to its rights and interest in any Joint Patent in the Field in the Territory, under the same terms as set forth in Section 2.1. Without the written consent of the other party, either party shall not [**Redacted**].

6.2.5. Regulatory Exclusivity. [**Redacted**] seek regulatory and/or data exclusivity for a Product in the Territory, [**Redacted**] will be responsible, at its sole expense, for preparing and filing such requests with the applicable Regulatory Authority. [**Redacted**] will, upon request, provide reasonable support to [**Redacted**] in preparing and filing such requests at [**Redacted**] costs.

6.3. Defense of Infringement Claims by Third Parties.

6.3.1. Liability. If a Third Party files or threatens to file an infringement claim against either Party or both Parties related to the manufacture, use, offer for sale, sale, importation or exportation of a Licensed Compound or Product in the Territory, Innovent shall have the first right (but not obligation) to defend such suit at its own expense and AnHeart shall assist and cooperate with Innovent, at its own expense, to the extent necessary in the defense of such suits. Subject to Section 5.5.3 and [**Redacted**] hereunder, Innovent will be responsible for the payment of damages awarded to the Third Party plaintiff or any amount due pursuant to any settlement entered into by it with such Third Party. For avoidance of any doubt, [**Redacted**] of damage paid by Innovent may be deducted from royalty due to AnHeart in the proportion set forth in Section 5.5.3 or otherwise agreed on by both Parties.

6.3.2. Control. Innovent will solely control the defense of infringement claim(s) brought against either Party or both Parties by Third Parties, including the right to control settlement of such claim(s), provided that Innovent may not agree to terms in the settlement that will adversely affect AnHeart’s rights or interests unless AnHeart has given prior written consent. Notwithstanding Innovent’s right to control the

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defense of claim(s) of infringement, if AnHeart is named as a defendant, it will have the right to participate in such case, including by engaging separate counsel, at its sole expense. Without affecting or limiting Innovent’s right to control the defense of infringement claims by Third Parties, if AnHeart elects to engage separate counsel, the Parties shall cooperate in defending and/or settling such claims.

6.4. Enforcement Actions Against Third Parties.

6.4.1. Notification. If either Party learns of any infringement, unauthorized use, misappropriation or ownership claim, or threatened infringement of any AnHeart Technology by a Third Party with respect to the Licensed Compound or Product(s) anywhere within the Territory, such Party will promptly notify the other Party in writing and will promptly provide the other Party with available evidence of such infringement or other such claim.

6.4.2. Control. Innovent will have the first right, but not the obligation, to institute an infringement suit, initiate administrative proceedings, or take other appropriate action against a Third Party for any alleged infringement of any AnHeart Technology anywhere within the Territory. If Innovent does not secure actual cessation of the offending activities, or institute an infringement proceeding or other administrative proceeding against an offending Third Party, Innovent will notify AnHeart of such circumstances as soon as reasonably practicable, but in any case no later than [**Redacted**] days of learning of such infringement or threatened infringement. Upon receiving such notice, AnHeart will have the right, but not the obligation, at its sole discretion, to take appropriate actions in the name of either Party or both Parties. Each Party will execute all necessary and proper documents, and take such actions as are necessary and appropriate to allow the other Party to institute and prosecute such infringement actions and will otherwise cooperate in instituting and prosecuting such actions (including, without limitation, consenting to being named as a nominal party thereto).

6.4.3. Expenses. The costs and expenses of any such enforcement actions against Third Parties (including fees of attorneys and other professionals) will be paid by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses will be borne by the Parties in such proportions as they may agree in writing. Any damages paid by Third Parties as a result of such an enforcement action (whether by way of settlement or otherwise) will be applied first to reimburse both Parties for all costs and expenses incurred. If such funds are not sufficient to reimburse all expenses of both Parties, all funds will be divided on a pro rata basis in the same proportion as the costs and expenses incurred. If any funds remain after all expenses of both Parties have been reimbursed, such excess funds will be [**Redacted**].

6.5. Trademarks. If a Product receives Marketing Approval and will be marketed pursuant to the terms of this Agreement in the Territory, Innovent will have the right to, at its own expense, select, apply for, register, maintain, extend or abandon the trademark or trademarks under which the Product(s) will be marketed in the Territory by Innovent and its Affiliates upon written consent by AnHeart. Innovent will own all trademarks used to market the Product(s) in the Territory at its own expense.

7. Confidentiality.

7.1. Confidential Information. Except to the extent expressly authorized by this Section 7 or otherwise agreed in a writing signed by both Parties, during and for [**Redacted**] years thereafter, except in the case of Confidential Information of a Party that has been identified in writing by such Party as a trade secret, in which case, the obligation contained in this Section 7.1 with respect to such Confidential Information shall be perpetual, the Party receiving the Confidential Information of the other Party or its Affiliates (such receiving Party, the “Receiving Party”) shall keep confidential and not publish or otherwise disclose or use for any purpose other than as explicitly provided for in this Agreement any confidential and proprietary information or materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) that are disclosed or provided to it by the other Party or

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an Affiliate of the other Party (each a “Disclosing Party”) or otherwise received or accessed by the Receiving Party, its Affiliates, or its Sublicensees in the course of performing its obligations under this Agreement including, but not limited to, any trade secrets, Know-How, Product specifications, formulae, processes, techniques and information relating to the Disclosing Party’s past, present and future marketing, financial, and research and development activities for any product of the Disclosing Party and the pricing and customer lists, customer data and other customer information thereof (collectively, “Confidential Information”). Confidential Information of each Party includes the terms and conditions of this Agreement.

7.2. Exceptions. Notwithstanding the foregoing, Confidential Information does not include information or materials to the extent that it can be established by the Receiving Party that such information or material:

7.2.1. is already lawfully known to the Receiving Party, other than under an obligation of confidentiality at the time of disclosure by the Disclosing Party as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party;

7.2.2. is generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

7.2.3. becomes generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party and other than through any act or omission of the Receiving Party, its Affiliates, or its Sublicensees in violation of this Agreement;

7.2.4. is independently developed by the Receiving Party as demonstrated by documented evidence prepared contemporaneously with such independent development; or

7.2.5. is lawfully disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation not to disclose such information to others.

7.3. Authorized Disclosure. Notwithstanding Section 7.1, the Receiving Party may disclose Confidential Information of the Disclosing Party:

7.3.1. to its respective employees, consultants, and advisors, and to the employees, consultants, and advisors of such Receiving Party’s Affiliates, sublicensees or potential investors or sublicensees, who have a need to know such Confidential Information in connection with the activities or transactions contemplated in this Agreement and have an obligation to treat such Confidential Information as confidential under terms no less restrictive than those set forth herein; or

7.3.2. in its publicly filed financial statements or other public statements pursuant to Applicable Laws, regulations, and stock exchange rules or otherwise disclosed pursuant to Applicable Law; provided, that: (a) the terms of this Agreement are redacted to the greatest extent possible; and (b) such Receiving Party provides the Disclosing Party with a copy of the proposed text of such statements or disclosure (including any exhibits containing this Agreement) sufficiently in advance of the scheduled release or publication thereof to afford the Disclosing Party a reasonable opportunity to review and comment on the proposed text (including redacted versions of this Agreement).

7.3.3. to governmental authorities to facilitate the issuance of Marketing Approvals for Product; provided that reasonable measures are taken to assure confidential treatment of such information;

7.3.4. to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright, and trademark applications, prosecuting or defending litigation, complying with applicable governmental regulations, conducting preclinical activities or clinical trials, and marketing a Product;

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7.3.5. to Third Parties in connection with a Receiving Party’s efforts to secure financing or enter into strategic partnerships, provided such information is disclosed only on a need-to-know basis and under confidentiality provisions at least as stringent as those in this Agreement;

7.3.6. that is required to be disclosed in response to a valid order by a court or other governmental body and provided that the Receiving Party provides the Disclosing Party with prompt notice of such requirement so that the Disclosing Party may seek a protective order or other appropriate remedy, then the Receiving Party may furnish only that portion of the Confidential Information which the Receiving Party is legally compelled to disclose; or

7.3.7. that is required to be disclosed in connection with any legal or regulatory requirements or obligations, including SEC filings or Regulatory Filings, provided that the Receiving Party offers reasonable cooperation to the Disclosing Party in an attempt, as may be permitted and appropriate, to redact or seek confidential treatment of sensitive Confidential Information.

7.4. Publications. Both parties shall retain the right to make scientific presentations and publications with respect to the Licensed Compound and Product(s) in the Territory, provided that each Party will submit such presentations and publications to JSC reasonably in advance for discussion and review. [**Redacted**] shall have the final decision-making authority on such presentations and publications, and will consider or incorporate [**Redacted**] comments in good faith. [**Redacted**] shall have the final decision-making authority on such publications and presentations, and will consider or incorporate [**Redacted**] comments in good faith. For publications [**Redacted**] shall have the final decision-making authority on such publications and presentations, and will consider or incorporate [**Redacted**] comments in good faith..

7.4.1. If Innovent or its Affiliate proposes a publication related to a Licensed Compound or a Product Innovent will first submit an early draft of such publication to AnHeart, whether they are to be presented orally or in written form, at least [**Redacted**] calendar days prior to submission for publication or presentation. AnHeart may review such proposed publication/presentation in order to avoid unauthorized disclosure of its Confidential Information and to preserve the patentability of inventions and will, as soon as reasonably possible, but no more than [**Redacted**] calendar days from receipt of the advance copy of the proposed publication, inform Innovent if:

(a) its proposed publication contains Confidential Information (as defined in Section 7.1) of AnHeart, in which case AnHeart or its Affiliate will delete such Confidential Information from its proposed publication; and/or

(b) its proposed publication could be expected to have a material adverse effect on any Patent, Know-How, compound, or product of AnHeart, in which case Innovent or its Affiliate will delay such proposed publication for a reasonable period to permit the timely preparation and first filing of patent application(s) covering the information involved.

(c) This Section 7.4.1 does not apply to any disclosures permitted pursuant to Section 7.2.

7.5. Press Releases. Either Party may issue any press release relating to the signing or milestones in this Agreement upon the other Party’s prior written approval within [**Redacted**] Business Days, which approval will not be unreasonably withheld or delayed.

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7.6. Restrictions on Use. During and after the Term, the Receiving Party shall not use, and shall ensure that its Affiliates, and its Sublicensees do not use any Confidential Information disclosed to it by a Disclosing Party or otherwise received or accessed in the course of performing its obligations under this Agreement for any purpose other than as expressly provided herein.

7.7. Return/Destruction of Confidential Information. At the Disclosing Party’s election, the Receiving Party will return (at Disclosing Party’s expense) or destroy all tangible materials comprising, bearing, or containing any Confidential Information of the Disclosing Party relating to the terminated Product that are in the Receiving Party’s or its Affiliates’ possession or control and provide written certification of such destruction (except to the extent any information is the Confidential Information of both Parties or to the extent that the Receiving Party has the continuing right to use the Confidential Information under this Agreement); provided, that, the Receiving Party may retain one copy of such Confidential Information for its legal archives mandatorily required by Applicable Law.

8. Representations, Warranties and Covenants.

8.1. Representations and Warranties of Both Parties. Each Party represents and warrants to the other, as of the Effective Date, that:

8.1.1. it is duly organized and validly existing under the laws of its jurisdiction of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

8.1.2. it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and that it has the right to grant to the other Party the licenses and sublicenses granted pursuant to this Agreement, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action. For the avoidance of doubt, AnHeart has obtained written approval from DS to grant Innovent the license and other rights hereunder;

8.1.3. this Agreement is legally binding upon it and, upon execution by the other Party, shall be enforceable in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity (regardless of whether enforcement is sought in a court of law or equity);

8.1.4. the execution, delivery and performance of this Agreement by such Party does not knowingly conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any governmental agency or Regulatory Authority having jurisdiction over it;

8.1.5. it has not granted any right to any Third Party that would knowingly conflict with the rights granted to the other Party hereunder;

8.1.6. it has not been debarred under the Generic Drug Enforcement Act of 1992 (21 U.S.C. §301 et seq.), is not under investigation for debarment action, has not been disqualified as an investigator pursuant to 21 C.F.R. §312.70, does not have a disqualification hearing pending and is not currently employing any person or entity that has been so debarred or disqualified to perform any of its obligations under this Agreement. It shall promptly notify the other Party if it is so debarred or disqualified and shall terminate any so debarred or disqualified individual’s or entity’s participation in the performance of any of its obligations under this Agreement promptly upon its awareness of such debarment or disqualification; and

8.1.7. it is not aware of any action, suit or inquiry or investigation instituted by any person or governmental agency that questions or threatens the validity of this Agreement.

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8.2. Representations and Warranties of AnHeart. AnHeart represents and warrants to Innovent, as of the Effective Date,:

(a) AnHeart is not aware of any requirement of a Third Party license for the commercialization of the Licensed Compound in the Territory;

(b) there are no legal claims, judgments or settlements against or owed by AnHeart or, to the best knowledge of AnHeart, pending legal claims or litigation, in each case relating to the Licensed Compound or Product. AnHeart has not received any notice from a Third Party alleging infringement or misappropriation the intellectual or other property rights of any Third Party due to the manufacture, use, sale, offer to sell, or import of the Licensed Compound or Product in the Territory, and to its knowledge, the practice of AnHeart Technology will not infringe or misappropriate the intellectual or other property rights of any Third Party;

(c) there are no legal claims, judgments or settlements against or owed by AnHeart or pending legal claims or litigation, in each case relating to the AnHeart Patents. To its best knowledge, AnHeart Patents are subsisting, valid and enforceable. AnHeart has not received any notice challenging the inventorship, ownership, validity or enforceability of the AnHeart Patents;

(d) AnHeart Controls the AnHeart Technology, and has the right to grant to Innovent the sublicense that it purports to grant hereunder and has not granted any Third Party rights that would interfere or be inconsistent with Innovent’s rights hereunder;

(e) AnHeart Technology are not subject to any existing royalty (aside from the royalty, milestones, and other payments owed by AnHeart Inc. to Daiichi Sankyo) or other undisclosed payment obligations to any Third Party;

(f) [**Redacted**] relating to the [**Redacted**] the Licensed Compound and/or Product [**Redacted**]

(g) [**Redacted**] having to do with the Licensed Compound and Product. [**Redacted**] of the Licensed Compound and Product;

(h) AnHeart has provided to Innovent as of the Effective Date a true, correct and complete copy of each Upstream License Agreement [**Redacted**] and each Third Party agreement that would materially affect the rights or obligations of Innovent under this Agreement, and each such copy includes any and all amendments, restatements, side letters, and other modifications thereto, as each such agreement is in effect as of the Effective Date;

(i) AnHeart will timely provide to Innovent a true, correct and complete copy of each CMC and/or COGS related documents that would reasonably be expected to affect the rights or obligations of Innovent under this Agreement, and each such copy includes any and all amendments, restatements, side letters, and other modifications thereto, as each such agreement is in effect as of the Effective Date.

8.3. Representations and Warranties of Innovent. Innovent represents and warrants to Innovent, as of the Effective Date and during the Term of this Agreement that it shall comply with all applicable Anti-Bribery Requirements and shall not make any payment, either directly or indirectly, of money or other benefits or assets to government authorities or officials or physicians, or make any payment to, or receive any payment from employees or consultants of AnHeart, or other related business entities or persons, where it would constitute a violation of Anti-Bribery Requirements. Regardless of its legality, Innovent shall make no payment either directly or indirectly to the abovementioned entities and persons if such payment is for the purpose of influencing decisions or actions related to the subject matter of this Agreement.

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8.4. Covenants of Innovent.

8.4.1. Innovent shall, and shall cause its Affiliates and the Sublicensees to, comply with all Applicable Law with respect to the Commercialization of the Product(s). Without limitation to the foregoing, Innovent shall, and shall cause each of its Affiliates and the Sublicensees to, in all material respects, conform its and their practices and procedures relating to the Commercialization of the Product(s) to any Applicable Law;); and

8.4.2. Innovent shall ensure that all transactions during the Commercialization of the Product(s) will be accurately and completely reflected in its books and records, in sufficient detail to verify compliance with its obligations under this Agreement and which shall be in compliance with Applicable Law and properly reflect all work done and results achieved in the performance of its Commercialization activities. Innovent shall ensure such records be retained for at least [**Redacted**]years after the expiration or termination of this Agreement or for such longer period as may be required by Applicable Law; and

8.4.3. Innovent will provide reasonable assistance as reasonably requested by AnHeart (at AnHeart’s expense) to assist AnHeart in performing any activity for the purpose of compliance with the applicable Anti-Bribery Requirements or other regulatory requirements to which this Agreement relates, including without limitation to carrying out compliance audit in accordance with Section 5.13.

8.5. Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 8, EACH PARTY DISCLAIMS ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND UNDER THIS AGREEMENT (INCLUDING WITH RESPECT TO ANY MATERIALS PROVIDED UNDER THIS AGREEMENT), EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS, WHETHER ISSUED OR PENDING (AS APPLICABLE)

8.6. Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES, ARISING OUT OF THIS AGREEMENT, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STATUTE, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES. THE FOREGOING LIMITATION OF LIABILITY, HOWEVER, SHALL NOT LIMIT THE OBLIGATIONS OF EITHER PARTY TO INDEMNIFY THE OTHER PARTY FROM AND AGAINST THIRD PARTY CLAIMS UNDER ARTICLE 9, EACH PARTY’S CONFIDENTIALITY OBLIGATION UNDER ARTICLE 7, AND ANHEART’S EXCLUSIVITY OBLIGATIONS UNDER SECTION 2.1 & 8.2(d).

9. Indemnification.

9.1. Indemnification by AnHeart. AnHeart will defend, hold harmless and indemnify (collectively “Indemnify”) Innovent and its Affiliates, and their respective agents, directors, contractors, representatives, officers and employees (collectively “Innovent Indemnitees”) from and against any liability or expense, including without limitation reasonable legal expenses and attorneys’ fees, (collectively “Losses”) resulting from suits, claims, actions and demands, in each case brought by a Third Party (each, a “Third Party Claim”) relating to or arising from: (a) a material breach of any of AnHeart’s representations, warranties or covenants under Sections 8.1 and 8.2 or other obligations pursuant to this Agreement; or (b) any gross negligence or willful misconduct by AnHeart, its Affiliates or their

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respective officers, directors, employees in the exercise of any of AnHeart’s rights or the performance of any of AnHeart’s obligations under this Agreement. AnHeart’s obligation to Indemnify the Innovent Indemnitees pursuant to this Section 9.1 will not apply to the extent that any such Losses arise from the gross negligence, willful misconduct or wrongful acts or omissions of any Innovent Indemnitee; or are Losses for which Innovent is obligated to Indemnify the AnHeart Indemnitees pursuant to Section 9.2.

9.2. Indemnification by Innovent. Innovent will Indemnify AnHeart and its Affiliates, and their respective agents, directors, contractors, representatives, officers and employees (collectively “AnHeart Indemnitees”) from and against any and all Losses resulting from Third Party Claims relating to or arising from: (a) a material breach of any Innovent’s representations, warranties or covenants under Section 8.1 or other obligations pursuant to this Agreement; or (b) any gross negligence or willful misconduct by Innovent, its Affiliates, or their respective officers, directors, employees in the exercise of any of Innovent’s rights or the performance of any of Innovent’s obligations under this Agreement, or any tort claims of personal injury (including death) or property damage relating to or arising out of any sale, offer for sale or importation of any Product in the Territory by Innovent, its Affiliates, and/or its Sublicensees, or any claims relating to or arising out of the marketing or sales activities of Innovent or its Affiliates in the Territory. Innovent’s obligation to Indemnify the AnHeart Indemnitees pursuant to this Section 9.2 will not apply to the extent that any such Losses arise from the gross negligence, willful misconduct or wrongful acts or omissions of any AnHeart Indemnitee, or are Losses for which AnHeart is obligated to Indemnify the Innovent Indemnitees pursuant to Section 9.1.

9.3. Procedure. To be eligible to be indemnified hereunder, any Innovent Indemnitee under Section 9.1, or AnHeart Indemnitee under Section 9.2, as the case may be (an “Indemnitee”) seeking indemnification, must provide the indemnifying Party with prompt notice of the Third Party Claim giving rise to the claimed indemnification obligation and must assign the exclusive ability to defend or settle any such claim to the indemnifying Party; provided that any delay or failure to provide such notice shall not constitute a waiver or release of, or otherwise limit, the Indemnitee’s rights to indemnification under Section 9.1 or Section 9.2 as applicable, except to the extent that such delay or failure materially prejudices the Indemnifying Party’s ability to defend against the relevant claims. However, that the indemnifying Party may not enter into any settlement that admits fault, wrongdoing or damages on the part of the Indemnitee without such Indemnitee’s written consent, such consent not to be unreasonably withheld or delayed. The Indemnitee will cooperate with reasonable requests from the indemnifying Party and/or the Indemnifying Party’s insurer, at the indemnifying Party’s expense, and will have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party. Without affecting or limiting the indemnifying Party’s right to control the defense of the Third Party Claim, if the Indemnitee elects to engage separate counsel, the Parties shall cooperate in defending and/or settling such claims.

9.4. Complete Indemnification. Indemnification under this Article 9 will include the reasonable costs and expenses of the Indemnitee relating to legal fees and expenses and damages awarded to the Indemnitee in connection with enforcement of Sections 9.1 and 9.2.

9.5. Allocation. If a claim is based in part on an indemnified claim, as described in Sections 9.1 and 9.2, and in part on a non-indemnified claim, or is based in part on a claim described in Section 9.1 and in part on a claim described in Section 9.2, any payments and reasonable attorney fees incurred in connection with such claims will be apportioned between the Parties in accordance with the degree of fault attributable to each Party.

9.6. Insurance. During the Term and for [**Redacted**] years thereafter, AnHeart will maintain a policy of insurance at levels sufficient to support its indemnification obligations, but in any case such insurance must provide adequate coverage for clinical trials liability, products liability, and comprehensive general liability. During the Term and for [**Redacted**] years thereafter, Innovent will maintain a policy of insurance or the equivalent amount in self-insurance at levels sufficient to support its indemnification obligations and obligations in relation to the Commercialization of the Product(s) in the Territory. Upon the request by either Party, the other Party shall provide evidence of such insurance.

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10. Term and Termination.

10.1. Term. This Agreement is effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 10, will continue in full force and effect until the earlier of (i) Innovent and all of its Affiliates cease all commercial activity related to all Products throughout the Territory, (ii) the termination of the DS License Agreement [**Redacted**] (the “Term”).

10.2. Termination by AnHeart.

10.2.1. Termination for Innovent’s Material Breach. AnHeart may terminate this Agreement, without prejudice to any other remedies available to it at law or in equity, if Innovent or its Affiliate commits a material breach of this Agreement including without limitation a material breach of any of its representations and warranties, covenants and undertakings in Section 8.3 that, in the case of a material breach capable of remedy (including the non-payment of the undisputed amounts of sums due from Innovent hereunder), has not have been remedied within ninety (90) days of receiving a notice from AnHeart identifying the breach and requiring its remedy, or if such material breach cannot be cured within ninety (90) days, Innovent does not commence and diligently continue actions to cure such breach during such ninety (90) days.

10.2.2. To the extent permitted by law, AnHeart may terminate this Agreement immediately if: (a) Innovent becomes insolvent, or makes or seeks to make or arrange an assignment for the benefit of creditors; (b) proceedings in voluntary bankruptcy are initiated by or on behalf of Innovent or proceedings in involuntary bankruptcy are initiated against Innovent (and, in the case of any such involuntary proceeding, not dismissed within ninety (90) days); or (c) a receiver or trustee of Innovent’s property is appointed and not discharged within ninety (90) days.

10.2.3. AnHeart may terminate this Agreement immediately upon written notice if Innovent or its Affiliate initiates or joins any challenge, whether in a court of law or in an administrative proceeding, to the validity or enforceability of an AnHeart Patent.

10.3. Termination by Innovent.

10.3.1. Termination for AnHeart’s Material Breach. Innovent may terminate this Agreement, without prejudice to any other remedies available to it at law or in equity, if AnHeart commits a material breach of this Agreement that, in the case of a material breach capable of remedy, has not been remedied within ninety (90) days of receiving a notice from Innovent identifying the breach and requiring its remedy, or if such material breach cannot be cured within such ninety (90) day period, AnHeart does not commence and diligently continue actions to cure such breach during such sixty (60) days.

10.3.2. To the extent permitted by law, Innovent may terminate this Agreement immediately if: (a) AnHeart becomes insolvent, or makes or seeks to make or arrange an assignment for the benefit of creditors; (b) proceedings in voluntary bankruptcy are initiated by or on behalf of AnHeart or proceedings in involuntary bankruptcy are initiated against AnHeart (and, in the case of any such involuntary proceeding, not dismissed within ninety (90) days); or (c) a receiver or trustee of AnHeart’s property is appointed and not discharged within ninety (90) days.

10.3.3. Innovent may terminate this Agreement upon one (1) month prior written notice if it has bona fide material concerns regarding the lack of safety for human use and toxicity of the Licensed Compound or the lack of efficacy of the Licensed Compound. The notice under this Section 10.3.3 will specify in detail the basis for such termination, including a reasonable description of such concerns.

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10.4. Accrued Obligations/Survival. Expiration or termination of this Agreement for any reason does not release either Party from any obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination. Section 3.7.3 (Confidential Information), Section 5.9 (Late Payments), Section 5.11 (Records), Article 7 (Confidentiality), Section 8.6 (Limitation of Liability), Article 9 (Indemnification.), this Section 10.4 (Accrued Obligations/Survival), Section 10.5 (Effects of Terminations), Section 11 (Dispute Resolution), Section 12.13 (Governing Law) and Section 12.15 (Notices) shall survive expiration or termination of this Agreement for any reason.

10.5. Effects of Terminations.

10.5.1. If Innovent terminates this Agreement its entirety or terminates its activities in a particular region in the Territory pursuant to Section 10.3 in each case, then:

(a) If there are any ongoing clinical trials being conducted by or on behalf of Innovent or its Affiliate at the time the notice of termination is sent, Innovent will, as of the termination date: (i) promptly transfer to AnHeart or its designee some or all of such clinical trials and the activities related to or supporting such trials; or (ii) terminate such clinical trials; in each case upon request from AnHeart and at AnHeart’s sole discretion.

(b) If requested by AnHeart, Innovent will: (i) promptly transfer to AnHeart or its designee copies of all data, reports, records, materials that relate to the Product(s), (ii) provide AnHeart or its designee with all information necessary or desirable to cross-reference or assume responsibility for any Regulatory Filings, as the case may be, in Innovent’s name with respect to the Product(s) in the Territory, and (iii) return to AnHeart all relevant records and materials in Innovent’s possession or control containing Confidential Information of AnHeart relating to the Product(s).

(c) Innovent will engage in good faith negotiation regarding the commercial terms and consideration for an exclusive royalty-bearing license, with the right to sublicense, under any Patents and Know- how that are Controlled by Innovent that are necessary or useful for AnHeart to make, have made, use, sell, offer for sale, import, and export the Licensed Compound or the Product(s) in the Territory.

(d) If requested by AnHeart, Innovent will grant and will cause to be granted to AnHeart an exclusive royalty-bearing license, with the right to sublicense, to use any Trademarks specific to the Product in such Terminated region. Upon termination of this Agreement, at the request of AnHeart, Innovent will engage in good faith negotiation regarding the commercial terms and consideration for an exclusive royalty-bearing license, with the right to sublicense for AnHeart or its designee to use any Trademarks specific to the Product(s). It is understood that such license will not include the Innovent name or any trademark, trade name, or logo of Innovent itself.

(e) The licenses granted to Innovent under Section 2.1 will terminate in the Territory if this Agreement is terminated.

10.5.2. If AnHeart terminates this Agreement in its entirety or terminates its activities in a particular region in the Territory pursuant to Section 10.2, then:

(a) If there are any ongoing clinical trials with respect to a Product being conducted by or on behalf of Innovent or its Affiliates at the time of notice of termination, Innovent shall, as of the termination date, promptly transfer some or all of such clinical trials and the activities related to or supporting such trials to AnHeart or its designee, or complete or terminate such clinical trials, in each case as requested by AnHeart [**Redacted**].

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(b) If requested by AnHeart, Innovent will promptly assign and transfer to AnHeart or its designee all Regulatory Filings for Product(s) that are held by Innovent or its Affiliates, and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under the Regulatory Filings to AnHeart or its designee. If Applicable Law prevents or delays the transfer of ownership of a Regulatory Filing, Innovent shall grant AnHeart or its designee a permanent, exclusive right of access and reference to such Regulatory Filing for a Product, and shall fully cooperate to make the benefits of such Regulatory Filings available to AnHeart or its designee. At the request of AnHeart, within [**Redacted**] calendar days of such termination, Innovent will provide to AnHeart or its designee copies of all such Regulatory Filings, and of all preclinical and clinical data (including investigator reports, both preliminary and final, statistical analyses, expert opinions and reports, safety, and other electronic databases) and other Know-How controlled by Innovent.

(c) Notwithstanding other provisions in this Section 10.5.2, (i) if AnHeart terminates this Agreement in its entirety pursuant to Section 10.2.1 or Section 10.2.3, upon AnHeart’s request and subject to Section 10.5.4, Innovent will grant AnHeart an exclusive, fully paid-up license, with the right to sublicense, under any Patents and Know-how that are Controlled by Innovent that are reasonably necessary or useful to make, have made, use, sell, offer for sale, import, and export the Licensed Compounds or the Product(s) in the Territory; and if (ii) AnHeart terminates this Agreement in its entirety pursuant to Section 10.2.2, subject to Section 10.5.4, Innovent will engage in good faith negotiation regarding the commercial terms and consideration for an exclusive royalty-bearing license, with the right to sublicense, under any Patents and Know- how that are Controlled by Innovent that are necessary or useful for AnHeart to make, have made, use, sell, offer for sale, import, and export the Licensed Compound or the Product(s) in the Territory.

(d) Upon AnHeart’s request, Innovent will grant AnHeart or its designee an exclusive, fully paid-up license, with the right to sublicense, to use any Trademarks specific to the Product(s) in the Territory. It is understood that such assignment will not include the Innovent name or any trademark, trade name, or logo of Innovent itself.

(e) If requested by AnHeart in writing, Innovent will reasonably cooperate with AnHeart or its designee to facilitate a smooth, orderly, and prompt transition of the development and commercialization of the Product(s) to AnHeart or its designee upon termination, [**Redacted**].

(f) The licenses granted to Innovent under Section 2.1 will terminate in the Territory if this Agreement is terminated.

10.5.3. Each Party acknowledges that the other Party’s obligations following any termination are subject to, and may be limited by, all Applicable Laws, rules, regulations, or contractual restrictions.

10.5.4. Wind-Down. To avoid a disruption in the supply of the terminated Product in the terminated Territory or region, if this Agreement is terminated by the either Party after the First Commercial Sale of the terminated Product in the terminated region (if the termination is solely with respect to the terminated region) or in the Territory (if the termination is with respect to the Agreement in its entirety), Innovent and its Affiliates and subcontractors or other related parties (the “Innovent Related Parties”) may, at their discretion, continue to distribute and sell such terminated Product in the terminated region (if the termination is solely with respect to the terminated region) or in the Territory (if the termination is with respect to the Agreement in its entirety), in accordance with the terms and

Execution Version

conditions of this Agreement, for a period reasonably sufficient for them to sell off all amounts of terminated Product in their inventory as amicably negotiated and agreed by the Parties, which under no circumstance shall not to exceed [**Redacted**] months from the effective date of such termination (the “Wind-Down Period”). During the Wind-Down Period, Innovent shall continue to make any and all applicable payments to AnHeart for the terminated Product sold or disposed by Innovent or Innovent Related Parties. After the Wind-Down Period, Innovent or Innovent Related Parties shall not sell the terminated Product in the terminated region (if the termination is solely with respect to the terminated region) or in the Territory (if the termination is with respect to the Agreement in its entirety). Within [**Redacted**] days of expiration of the Wind-Down Period, Innovent shall notify AnHeart of any quantity of the terminated Product remaining in Innovent’s and Innovent Related Parties’ inventory and AnHeart [**Redacted**] to purchase any such quantities of the terminated Product, as applicable, from Innovent and Innovent Related Parties [**Redacted**].

11. Dispute Resolution.

11.1. Between the Parties. In the event of a dispute between the Parties arising out of or related to the terms of this Agreement, either Party may request that the Parties engage in good faith discussions to resolve such dispute. Within [**Redacted**] calendar days of such request, each Party will appoint an appropriate representative to engage discussions to resolve the dispute in a mutually acceptable manner. Such representative will have a reasonable level of expertise in the subject matter of the dispute and possess the requisite authority to resolve the dispute. If such representatives are unable to resolve the dispute within [**Redacted**] calendar days, either Party may provide a written request to submit the dispute for discussions between Executive Officers appointed by the respective Chief Executive Officers of each Party. If the Executive Officers are unable to resolve the dispute within [**Redacted**] calendar days after referral, either Party may provide a written request to refer the dispute for arbitration.

11.2. Arbitration. In the event of a dispute, that cannot be resolved through good faith negotiations as set forth above, the dispute shall be referred to and finally resolved by arbitration in the following manner:

(g) The dispute shall be settled by [**Redacted**] in accordance with the arbitration rules of [**Redacted**] (the “[**Redacted**] Rules”) in force when the Arbitration Notice is submitted in accordance with the [**Redacted**] Rules. There shall be three (3) arbitrators.

(h) The arbitral proceedings shall be conducted in English. To the extent that the [**Redacted**] Rules are in conflict with the provisions of this Article 11.2, including the provisions concerning the appointment of the arbitrator, the provisions of this Article 11.2 shall prevail.

(i) Each Party to the arbitration shall cooperate with each other Party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other Party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such Party.

(j) The award of the arbitral tribunal shall be final and binding upon the Parties a party thereto, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(k) The existence, nature, and results of, as well as any documents relating to, any arbitration shall be treated as Confidential Information by the Parties.

(l) Each Party shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction that may be necessary to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.

12. Miscellaneous Provisions.

Execution Version

12.1. Relationship of the Parties. AnHeart and Innovent agree that the relationship between them established by this Agreement is that of independent contractors. The Parties further agree that this Agreement does not, is not intended to, and should not be construed to establish an employment, agency, partnership, joint venture, or any other relationship between them. Except as may be specifically provided herein, neither Party has any right, power, or authority, nor may they represent themselves as having any right, power, or authority, to assume, create or incur any expense, liability, or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

12.2. No Third Party Beneficiaries. No person or entity other than AnHeart, Innovent and their respective Affiliates, permitted assignees and sublicensees may be deemed an intended beneficiary or have any right to enforce any obligation of this Agreement.

12.3. Subordination. Notwithstanding any provisions in this Agreement, rights and license granted to Innovent under this Agreement are subordinate to those granted to AnHeart [**Redacted**].

12.4. Assignments. Neither Party may assign this Agreement or any of its rights or obligations hereunder to any Third Party without the written consent of the other Party, except subject to Section 12.5, in the context of a merger, acquisition, sale or other transaction involving all or substantially all of the assets of the Party seeking to assign and that are related to this Agreement, in which case such Party in its sole discretion may assign its rights and obligations under this Agreement. Notwithstanding the foregoing, Innovent may assign this Agreement or any of its rights or obligations hereunder to any of its Affiliates without the written consent of AnHeart. No assignment or transfer of this Agreement is valid or effective unless and until the assignee/transferee agrees in writing to be bound by the provisions of this Agreement. The terms and conditions of this Agreement will be binding on and inure to the benefit of the successors and permitted assigns of the Parties. Any attempted assignment not in accordance with the terms of this Agreement will be void.

12.5. Effects of Change of Control. If there is a Change of Control, then the Party experiencing such Change of Control (“Acquired Party”) shall provide written notice to the other Party (“Non-Acquired Party”) at least [**Redacted**] days prior to completion of such Change of Control, subject to any confidentiality obligations of the Acquired Party then in effect (but in any event shall notify the Non-Acquired Party within [**Redacted**] days after completion of such Change of Control).

12.6. Termination of DS License Agreement. AnHeart agrees to promptly notify Innovent upon its delivery of a notice of termination of the DS License Agreement to DS or upon its receipt of a notice of termination of the termination of the DS License Agreement, [**Redacted**].

12.7. Termination or amendment of Technology License Agreement. If there is any amendment or cancellation of the [**Redacted**], AnHeart will ensure and will cause AnHeart US to ensure that Innovent’s rights and obligations under this Agreement shall not be adversely affected.

12.8. Performance by Affiliates. Innovent may perform its obligations under this Agreement through one or more Affiliates without the need to obtain prior approval from AnHeart. Innovent will nonetheless remain solely responsible for the performance of its obligations under this Agreement by its Affiliate(s) and for any breach of the terms of this Agreement by its Affiliate(s).

12.9. No Implied Waivers; Rights Cumulative. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement does not constitute a waiver of that right or excuse a similar subsequent failure to perform such term or condition. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver is effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, may be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by law or otherwise, are cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

Execution Version

12.10. Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable under law in any jurisdiction, the Parties will negotiate in good faith a valid, legal, and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions of this Agreement will remain in full force and effect in such jurisdiction and will be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. A holding of invalidity, illegality, or unenforceability of a provision in one jurisdiction will not affect the validity, legality, or enforceability of such provision in any other jurisdiction.

12.11. Entire Agreement; Amendments. This Agreement, together with all appendices, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous arrangements, whether written or oral, with respect to the subject matter contained herein. Any amendment or modification to this Agreement must be made in a writing signed by both Parties.

12.12. Force Majeure. Neither Party will be liable to the other Party for failure or delay in performing of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by; epidemic, earthquake, riot, civil commotion, rebellion, insurrection, invasion, fire, acts of God, war, terrorist acts, strike, storm, flood, or governmental acts or restriction, or other cause that is beyond the reasonable control of the affected Party. The Party affected by such force majeure must provide the other Party with full particulars thereof (including its best estimate of the likely extent and duration of the interference with its activities) as soon as it becomes aware of the same, but in no event more than [**Redacted**] calendar days after becoming aware of it. The affected Party will use Commercially Reasonable Efforts to overcome the difficulties created by the force majeure and to resume performance of its obligations as soon as practicable. In such event, the Parties will meet promptly to determine an equitable solution to minimize or accommodate the effects of any such event, including the possibility of terminating this Agreement.

12.13. Governing Law. This Agreement shall be governed by, and any disputes, claims or controversies in connection with this Agreement, including any question regarding its formation, existence, validity, enforceability, performance, interpretation, or termination, shall be resolved in accordance with, the laws of [**Redacted**] without regard to its conflict of laws rules.

12.14. [Intentionally Left Blank].

12.15. Notices. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by email (receipt verified) or by express courier service or five (5) calendar days after it was sent by registered letter, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within [**Redacted**] calendar days after such mailing, to the Party to which it is directed at its address or email shown below or such other address or email as such Party shall have last given by notice to the other Party. If such notice, request, delivery, approval, or consent is transmitted by email, the sending Party shall also transmit an identical copy of such documentation to the receiving Party by express courier service at the address shown below or to such other addresses and emails as a Party may designate by written notice.

Execution Version

If to Innovent, addressed to:

Innovent Biologics (Suzhou) Co. Ltd.,

168 Dongping Street, Suzhou Industrial Park, China 215123

Attn: [**Redacted**]

With a copy to:

Innovent Biologics(Suzhou) Co. Ltd.,

168 Dongping Street, Suzhou Industrial Park, China 215123

Attn: [**Redacted**]

If to AnHeart, addressed to:

AnHeart Therapeutics (Hangzhou) Co., Ltd.

Room 423, Building No. 1, Heda Pharma Town,

No. 291 Fucheng Road, Xiasha, Qiantangxin District

Hangzhou, Zhejiang 310018 China

Attention: [**Redacted**]

Telephone: [**Redacted**]

Email: [**Redacted**]

12.16. No Strict Construction. This Agreement has been prepared jointly by the Parties and should not be strictly construed against either Party.

12.17. Interpretation. The captions and headings in this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Sections or Appendix mean those particular Sections and Appendices to this Agreement and references to this Agreement include all attachments hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” means notice in writing (whether or not specifically stated); (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any exhibits); (e) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;”; (f) words using the singular or plural number also include the plural or singular number, respectively; and (g) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof.

12.18. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together, will constitute one and the same. This Agreement may be executed and delivered electronically and upon such delivery such electronic signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

12.19. Use of Name. Except as otherwise provided herein, neither Party has any right, express or implied, to use the name or other designation of the other Party or any other trade name, trademark, or logo of the other Party in any manner or for any purpose in connection with the performance of this Agreement, except for use in connection with notices or filings required by law, rule, or regulation.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Execution Version

IN WITNESS WHEREOF, AnHeart and Innovent have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

INNOVENT BIOLOGICS (SUZHOU) CO. LTD. (信达生物制药（苏州）有限公司)(Company Seal)	ANHEART THERAPEUTICS (HANGZHOU) CO., LTD. (葆元生物医药科技（杭州）有限公司) (Company Seal)

Signature: /s/ De-Chao Michael Yu	Signature: /s/ Junyuan Wang
Printed Name: De-Chao Michael Yu	Printed Name: Junyuan Wang
Title: Chief Executive Officer	Title: Chief Executive Officer

Execution Version

Exhibit A

ANHEART PATENTS

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The molecular structure of AB-106

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Exhibit B

Key Terms for [**Redacted**]

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Execution Version

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Execution Version

Exhibit C

Data Transfer

The Parties will work together in good faith to compile a list of documents for the data transfer.

Execution Version

Exhibit D

Deduction of Third-Party License Payment(s)

According to Section 5.5.3, If Innovent does enter into such Third Party License, Innovent is allowed to deduct a [**Redacted**] of the royalty obligations due to such Third Party from any royalties due by Innovent to AnHeart with a maximum deduction cap of [**Redacted**] of all royalties in any given year.

[**Redacted**].